Exhibit 10.2

Loan Agreement

THIS LOAN AGREEMENT (the “Agreement”), is entered into as of February 24, 2026, between POWER INTEGRATIONS, INC., a Delaware corporation (the “Borrower”), with an address at 5245 Hellyer Avenue, San Jose, California 95138, and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 201 Mission Street, 25th Floor, San Francisco, California 94105.

The Borrower and the Bank, with the intent to be legally bound, agree as follows:

1.Loan.  The Bank has made or may make one or more loans (each, a “Loan” and collectively, the “Loans”) to the Borrower subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement.  Each Loan shall be used for business purposes (and not for personal, family or household use) and is or will be evidenced by a promissory note or notes of the Borrower and all renewals, extensions, amendments and restatements thereof (whether one or more, collectively, the “Note”) acceptable to the Bank, which shall set forth the interest rate, repayment and other provisions of the respective Loan, the terms of which are incorporated into this Agreement by reference.

The Loans governed by this Agreement shall include the Loans specifically described below, if any, and any additional lines of credit or term loans that the Bank has made or may, in its sole discretion, make to the Borrower in the future.

1.1.  Line of Credit.  One of the Loans governed by this Agreement is a committed revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this Agreement, will make advances to the Borrower from time to time until the Expiration Date, in an aggregate amount outstanding at any time not to exceed ONE HUNDRED MILLION AND 00/100 DOLLARS ($100,000,000.00) (the “Line of Credit”).  The “Expiration Date” shall have the meaning set forth in the Note evidencing the Line of Credit.  The Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Line of Credit beyond the Expiration Date.  In no event shall the aggregate unpaid principal amount of advances under the Line of Credit exceed the maximum amount of the Line of Credit.  All advances and other credit extensions under the Line of Credit will be used (i) to refinance all indebtedness outstanding under that certain Credit Agreement, dated as of July 27, 2016 (as amended, restated, supplemented and/or modified from time to time), among Borrower and Wells Fargo Bank, National Association, and (ii) for working capital or other general business purposes of the Borrower.

If at any time (i) there is no outstanding principal balance or unpaid interest under the Line of Credit or the Letter of Credit subfeature described in Section 1.1.1 hereof, (ii) there are no issued and outstanding Letter(s) of Credit under the Letter of Credit subfeature or any outstanding obligations in respect of any Letter of Credit, and (iii) there are no other payment obligations of Borrower to Bank outstanding hereunder or under any other Loan Document, then Borrower, upon written notice to Bank, may request that the Line of Credit be terminated with no prepayment fees.

1.1.1.  The Borrower may request that the Bank, in lieu of cash advances, issue letters of credit (each individually a “Letter of Credit” and collectively, the “Letters of Credit”) under the Line of Credit (including all banker’s acceptances issued up to 180 days under the terms of any trade Letter of Credit) with an  aggregate amount outstanding at any time not to exceed TWENTY FIVE MILLION AND 00/100 DOLLARS ($25,000,000.00); provided, however, that after giving effect to the amount of such Letter of Credit, the sum of the aggregate outstanding advances under the Line of Credit and the aggregate amount of all Letters of Credit issued and outstanding shall not exceed the maximum amount of the Line of Credit. The amount available under the Line of Credit shall be reduced by the amount of each Letter of Credit (whether drawn or undrawn, but without duplicating any drawing amount that has been paid and is treated as an advance under the Line of Credit).  For purposes of this Agreement, the “amount” of any Letter of Credit is its maximum amount and includes any available increases in or reinstatements of the amounts available to be drawn under the terms of such Letter of Credit, whether or not any such increase or reinstatement has become effective, including any increase that could result from any tolerance set forth in a commercial Letter of Credit.

The Letters of Credit shall be governed by the terms of this Agreement and by a reimbursement agreement, in form and content satisfactory to the Bank, executed by the Borrower in favor of the Bank (the “Reimbursement Agreement”).  Unless otherwise consented to by the Bank in writing, each Letter of Credit shall have an expiry date which is not later than twelve (12) months following the Expiration Date (the “Final LC Expiration Date”).  Each request for a Letter of Credit must be accompanied by an application in a form approved by the Bank and executed by the Borrower, together with all supporting documentation.  Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank.  This Agreement and the other Loan documents do not obligate the Bank or any other person to issue, amend, extend, refrain from terminating, or take or omit any other action as to any Letter of Credit, unless otherwise expressly agreed in writing by the Bank.  Each unreimbursed payment by the Bank under a Letter of Credit shall constitute an advance of principal under the Line of Credit and shall be evidenced by the applicable Note; provided, however, that to the extent that such advances are not available or are legally prohibited at such time, the Borrower shall reimburse the Bank in accordance with the Reimbursement Agreement and applicable law.

The Borrower shall pay the Bank’s standard fees and charges, including but not limited to an issuance fee, with respect to each Letter of Credit from time to time as shall be required by the Bank.  In addition, the Borrower shall pay to the Bank a fee (the “Commission”), calculated for each day (on the basis of a year of 360 days) on the aggregate amount of all Letters of Credit then outstanding under the Line of Credit, at a rate of one hundred twenty-five (125) basis points (1.25%) per annum; provided, however, that in no event shall the Commission for any Letter of Credit be less than the minimum commission as established by the Bank from time to time.  The Borrower shall pay the Commission quarterly in arrears on the first day of each fiscal quarter, beginning on the first day of the first fiscal quarter following the issuance of the first Letter of Credit hereunder, and on the Final LC Expiration Date.

On the Expiration Date, in addition to any other amounts payable to the Bank, the Borrower shall deliver to the Bank in immediately available funds an amount equal to 105% of the aggregate outstanding amount of any and all Letters of Credit. The Borrower hereby pledges and grants to the Bank a security interest in all such funds as security for the Obligations, acknowledges that the Bank shall at all times have control of such funds and shall be authorized to dispose or give disposition instructions or entitlement orders (as defined in the Uniform Commercial Code) with respect to such funds, without further consent of the Borrower or any other person, and shall promptly to do all further things that the Bank may deem necessary in order to grant and perfect the Bank’s security interest therein.

2.Obligations and Loan Documents.  The payment and performance of the Loan and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank described therein (hereinafter referred to collectively as the “Obligations”) shall be guaranteed jointly and severally by any current or hereafter created or acquired domestic subsidiary of the Borrower, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to the Bank.

This Agreement, the Note, the Reimbursement Agreement, any security documents (if applicable) and all other agreements and documents executed and/or delivered pursuant or subject hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.”  Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

3.Representations and Warranties.  The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the “Addendum”):

3.1.Existence, Power and Authority.  If not a natural person, the Borrower is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, except in those jurisdictions in which the failure to so qualify or to be so licensed could not reasonably be expected to have a material adverse effect on Borrower.  The Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken and upon their execution and delivery in accordance with the provisions hereof, the Loan Documents will constitute legal, valid and binding agreements and obligations of the Borrower or the party which executes the same, as applicable, enforceable in accordance with their respective terms, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

3.2.Financial Statements.  The Borrower has delivered or caused to be delivered to the Bank its most recent Financial Statements (as defined herein).  The Financial Statements are true, complete and accurate in all material respects and fairly present the Borrower’s financial condition, assets and liabilities and the results of the Borrower’s operations for the period specified therein.  The Financial Statements have been prepared in accordance with the Applicable Accounting Standards.  Other than Permitted Liens, Borrower has not mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of the Bank or as otherwise permitted by the Bank in writing.

As used herein:

“Applicable Accounting Standards” shall mean generally accepted accounting principles in effect from time to time (“GAAP”), consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Bank in its sole discretion.

“Financial Statements” shall mean (i) with respect to an entity that is not a natural person, consolidated and, if required by the Bank in its sole discretion, consolidating balance sheets and statements of income and cash flows for the year, month or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year, prepared in accordance with the Applicable Accounting Standards, consistently applied from period to period; and (ii) with respect to natural persons, means personal financial statements and federal income tax returns.

“Permitted Liens” shall mean (i) liens for taxes or other governmental or regulatory assessments which are not delinquent, or which are contested in good faith by the appropriate proceedings, and for which appropriate reserves are maintained in accordance with the Applicable Accounting Standards; (ii) liens on any property held or acquired by Borrower securing indebtedness not to exceed the amounts set forth in Section 5.2(iii) below incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property or existing on such property when acquired; (iii) liens arising from judgments, decrees or attachments in circumstances not constituting a Default or an Event of Default, as hereinafter defined; (iv) liens and setoff rights in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions, provided the existence of such accounts does not conflict with the provisions of Section 4.8 hereof; (v) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (vi) liens incurred or deposits made in the ordinary course of business with utility companies; (vii) liens incurred or deposits or pledges made to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory or regulatory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations arising in the ordinary course of business; (viii) materialmen’s, landlord’s, mechanics’, repairmen’s, workmen’s, employees’ or other like liens arising in the ordinary course of business; (ix) non-exclusive license of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States; (x) liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; (xi) easements, reservations, rights-of-way, minor defects or irregularities in title and other similar charges or encumbrances affecting real property; and (xii) any interest or title of a lessor or sub-lessor under any lease of real property in the ordinary course of business. Notwithstanding the foregoing, nothing contained herein shall prevent Borrower from selling, transferring, abandoning or otherwise disposing of intellectual property that is, in the reasonable judgment of the management of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower.

3.3.No Material Adverse Change.  Since the date of the most recent Financial Statements, the Borrower has not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation.

3.4.Binding Obligations.  The Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors if the Borrower is a corporation, its members and/or managers, as applicable, if the Borrower is a limited liability company, all its general partners if the Borrower is a partnership or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower, will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.

3.5.No Defaults or Violations.  There does not exist any Default or Event of Default, as hereinafter defined, under this Agreement, or any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its partnership agreement if the Borrower is a partnership, its articles or certificate of incorporation, regulations and bylaws if the Borrower is a corporation, its articles or certificate of organization and operating agreement if the Borrower is a limited liability company, or its other organizational documents as applicable; or (ii) except to the extent such default or violation would not reasonably be expected to have a material adverse effect on the Borrower, any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such Default, Event of Default or violation.

3.6.Title to Assets.  The Borrower has good and marketable title to the assets reflected on the most recent Financial Statements (other than any such assets that are leased by the Borrower and are reflected in such Financial Statements due to the requirements of the Applicable Accounting Standards), free and clear of all liens and encumbrances, except for (i) liens in favor of the Bank; (ii) Permitted Liens; and (iii) those liens or encumbrances, if any, specified on the Addendum.

3.7.Other Obligations.  The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, in each case under any agreements involving monetary liability, which default or defaults result in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness in excess of Five Million and 00/100 Dollars ($5,000,000.00).

3.8.Litigation.  There are no pending, or to Borrower’s knowledge threatened in writing, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency involving more than Two Million Dollars and 00/100 Dollars ($2,000,000.00) individually, or Fifteen Million and 00/100 Dollars ($15,000,000.00) in the aggregate, or which would reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing or in Borrower’s periodic and other reports, proxy statements and other materials filed with the SEC (as defined below) or distributed to its stockholders (the “SEC Filings”) prior to the date hereof.  As used in this Agreement, “SEC” means the Securities and Exchange Commission, any entity succeeding to any or all of the functions of the Securities and Exchange Commission or any national securities exchange or analogous agency, authority, instrumentality, regulatory body, court or other entity.  All pending and threatened litigation against the Borrower is listed on the Addendum attached hereto.

3.9.Tax Returns.  The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserves or other provision has been made therefor.  The Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year, except as disclosed in SEC reporting.

3.10.No Subordination. There is no agreement, indenture, contract or instrument to which the Borrower is a party or by which the Borrower may be bound that requires the subordination in right of payment of any of the Borrower's obligations subject to this Agreement to any other obligation of the Borrower.

3.11.Employee Benefit Plans.  The Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); the Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan initiated by the Borrower; the Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

3.12.Environmental Matters.  The Borrower is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores collateral (if applicable), arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise.  Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge, threatened against the Borrower, any real property in which the Borrower holds or has held an interest or any past or present operation of the Borrower.  No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law.  As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority  concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

3.13.Permits, Franchises, Intellectual Property.  The Borrower possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

3.14.Regulatory Matters.  Neither the Borrower nor any subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Loan, the Line of Credit or any Letter of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.  Following the application of the proceeds of the Line of Credit or Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of Borrower only or of Borrower and its subsidiaries on a consolidated basis) will constitute “margin stock.”  If requested by Bank, Borrower will furnish to Bank a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

3.15.Solvency.  As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities); (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due; and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.

3.16.Disclosure.  None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading.  There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now foresee, might materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

3.17.Beneficial Owners.  If the Borrower is or was required to execute and deliver to the Bank a Certification of Beneficial Owner(s) (individually and collectively, as updated from time to time, the “Certification of Beneficial Owners”), the information in the Certification of Beneficial Owners, as updated from time to time in accordance with this Agreement, is true, complete and correct as of the date thereof, as of the date hereof and as of the date any such update is delivered to the Bank.  The Borrower acknowledges and agrees that the Certification of Beneficial Owners is a Loan Document.

3.18.Anti-Corruption Laws and International Trade Laws; Anti-Money Laundering Laws; Certain Definitions.  Each Covered Entity, and its directors and officers, and, to

Borrower’s knowledge, each employee, agent or affiliate acting on behalf of such Covered Entity:  (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of, applicable International Trade Laws or Anti-Corruption Laws.

No Covered Entity nor any of its directors, officers, employees, or to the knowledge of the Borrower, any agents or affiliates acting on behalf of any Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws or Anti-Corruption Laws, or received a request for information from any Official Body regarding International Trade Law matters or Anti-Corruption Law matters.  There is no Blocked Property pledged as Collateral.

As used herein:

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the U.K. Bribery Act 2010, as amended, and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.

“Blocked Property” means any property (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Bank of any applicable International Trade Law if the Bank were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Collateral” means any collateral securing any debt, liabilities, or other obligations of any Loan Party to the Bank.

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Official Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.

“Covered Entity” means (a) the Borrower and each of the Borrower’s subsidiaries; (b) each Guarantor and any pledgor of Collateral; and (c) each Person that directly or indirectly controls a Person described in clause (a) or (b) above.

“International Trade Laws” means all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs, and anti-boycott measures.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Official Body, foreign or domestic.

“Loan Parties” means the Borrower and any Guarantors.

“Official Body” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body, or other entity.

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” means any Person (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.

3.19. Outbound Investment Rules.  Neither the Borrower nor any of its subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules.  Neither the Borrower nor any of its subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, or (iii) any other activity that would cause the Bank to be in violation of the Outbound Investment Rules or cause the Bank to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

As used herein, “Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive  Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

3.20.Double Negative Pledge.  The Borrower has not entered into any agreement with any Person, other than in connection with this Agreement, which prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any lien in favor of the Bank upon or with respect to any intellectual property of the Borrower, whether now owned or hereafter acquired or created.

4.Affirmative Covenants.  The Borrower agrees that from the date of execution of this Agreement and so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until all Obligations have been paid in full (other than inchoate indemnity obligations), the Borrower shall, unless the Bank otherwise consents in writing:

4.1.Books and Records.  Maintain books and records in accordance with the Applicable Accounting Standards and give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for examination copies of any reports, statements and returns which the Borrower may make to or file with any federal, state or local governmental department, bureau or agency, and will allow representatives of the Bank to inspect the properties of the Borrower.  If at any time any change in the Applicable Accounting Standards would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid, if any, set forth in this Agreement or any other Loan Document, the Borrower and the Bank shall negotiate in good faith to amend such covenant and/or pricing grid, if any, to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid, if any, shall continue to be computed in accordance with the application of the Applicable Accounting Standards prior to such change and (ii) the Borrower shall provide to the Bank a written reconciliation in form and substance reasonably satisfactory to the Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in the Applicable Accounting Standards.

4.2.Financial Reporting.  Deliver or cause to be delivered to the Bank (i) the Financial Statements, reports and certifications, if any, set forth on the Addendum and (ii) such other information about Borrower’s or Guarantor’s financial condition, properties and operations as and when requested by the Bank, from time to time.  As used herein, “Guarantor” shall collectively refer to each Entity Guarantor and Individual Guarantor of the Obligations, jointly and severally; “Entity Guarantor” shall mean each Guarantor who is not a natural person; and “Individual Guarantor” shall mean each Guarantor who is a natural person.

4.3.[Reserved].

4.4.Payment of Taxes and Other Charges.  Pay and discharge when due all indebtedness and all taxes, obligations, assessments, charges, levies and other liabilities, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments imposed upon the Borrower, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings or as to which a bona fide dispute may arise and for which the Borrower shall have set aside adequate reserves under the Applicable Accounting Standards or made other adequate provision with respect thereto acceptable to the Bank in its sole discretion.

4.5.Maintenance of Existence, Operation and Assets.  Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, privileges, permits, licenses, governmental approvals and franchises necessary to enable it to continue its business as currently conducted; (ii) comply with the provisions of all documents pursuant to which the Borrower is organized and/or which govern Borrower's continued existence; (iii) continue in operation in substantially the same manner as at present; (iv) keep all properties useful or necessary to Borrower’s business in good operating condition and repair; and (v) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto so that such properties shall be fully and efficiently preserved and maintained.

4.6.Insurance.  Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including, but not limited to, fire, extended coverage, public liability, flood (to the extent applicable), and workers' compensation, with all such insurance carried in amounts satisfactory to the Bank, and deliver to the Bank from time to time at the Bank's request, schedules setting forth all insurance then in effect.  Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.  In the event of a conflict between the provisions of this Section and the terms of any security documents (if applicable) relating to insurance, the provisions in any such security documents (if applicable) will control.

4.7.Compliance with Laws.  Comply with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to the Borrower and/or its business, the noncompliance with or violation of which could reasonably be expected to have a material adverse effect on Borrower’s business.

4.8.Bank Accounts.  Establish and maintain at the Bank the Borrower’s primary disbursement deposit accounts.

4.9.Financial Covenants.  Comply with all of the financial and other covenants, if any, set forth on the Addendum.

4.10.Additional Reports.  Provide prompt (but in no event more than ten (10) days after the Borrower knows or should reasonably have known of the occurrence of each such event or matter) written notice to the Bank in reasonable detail of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”); (ii) any change in the name or the organizational structure of Borrower; (iii) any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (iv) any event which might result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower; or (v) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting the Borrower's property

4.11.Litigation.  Except as disclosed in the SEC Filings, promptly give notice in writing to the Bank of any litigation pending or threatened in writing against the Borrower involving more than Two Million and 00/100 Dollars ($2,000,000.00) individually, or Fifteen Million and 00/100 Dollars ($15,000,000.00) in the aggregate.

4.12.Certification of Beneficial Owners and Other Additional Information.  Provide: (i) such information and documentation as may reasonably be requested by the Bank from time to time for purposes of compliance by the Bank with applicable laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Bank to comply therewith; and (ii) if the Borrower is or was required to deliver a Certification of Beneficial Owners to the Bank, (a) confirmation of the accuracy of the information set forth in the most recent Certification of Beneficial Owners provided to the Bank, as and when requested by the Bank; and (b) a new Certification of Beneficial Owners in form and substance acceptable to the Bank when the individual(s) identified as a controlling party and/or a direct or indirect individual owner on the most recent Certification of Beneficial Owners provided to the Bank have changed.

4.13.Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and International Trade Laws. (a) Promptly notify the Bank in writing upon the occurrence of a Reportable Compliance Event; (b) [reserved]; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.

“Reportable Compliance Event” as used herein means (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (2) any Covered Entity engages in a transaction that has caused or would cause the Bank to be in violation of any International Trade Law or Anti-Corruption Law, including a Covered Entity’s use of any proceeds of the Loans hereunder to directly or indirectly fund any activities or business of, with or for the benefit of any Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (3) any Collateral qualifies as Blocked Property, or (4) any Covered Entity otherwise violates, or reasonably believes it will violate, any of the International Trade Law- or Anti-Corruption Law-specific representations and covenants herein.

5.Negative Covenants.  The Borrower covenants and agrees that from the date of this Agreement and so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until all Obligations have been paid in full (other than inchoate indemnity obligations), except as set forth in the Addendum, the Borrower will not, without the Bank’s prior written consent:

5.1.Use of Funds. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Section 1.1 hereof.

5.2.Indebtedness.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (i) the liabilities of the Borrower to the Bank under the Loan Documents; (ii) any other liabilities of Borrower existing as of, and disclosed to the Bank prior to, the date hereof; (iii) new purchase money debt and other term debt in amounts not to exceed an aggregate of Twenty Million and 00/100 Dollars ($20,000,000.00) at any time (provided that, for the avoidance of doubt, this Section 5.2(iii) shall not permit to exist any revolving or working capital debt other than the liabilities of Borrower to Bank under the Loan Documents); (iv) the issuance of unsecured, subordinated convertible debt, provided, however, that such debt is subordinated in writing on terms reasonably acceptable to the Bank and that the Borrower is in pro forma compliance with each of the financial covenants hereunder both pre and post issuance of debt; (v) indebtedness to trade creditors incurred in the ordinary course of business; (vi) indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (vii) indebtedness secured by Permitted Liens; (viii) indebtedness between Borrower and its subsidiaries in the ordinary course of business; and (ix) extensions, refinancings, modifications and restatements of the foregoing provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms.

5.3.Liens and Encumbrances.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of the Borrower's assets now owned or hereafter acquired, except any of the foregoing (i) in favor of the Bank, (ii) which is existing as of, and disclosed to the Bank in writing prior to, the date hereof (and which is specified on the Addendum hereto), or (iii) which constitutes a Permitted Lien.

5.4.Guarantees.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except (i) any of the foregoing in favor of Bank and (ii) in the ordinary course of Borrower’s business.

5.5.Loans or Advances.  Purchase or hold beneficially any stock, other securities or evidence of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, except (i) investments disclosed on the Borrower’s Financial Statements that have been provided to the Bank on or before the date hereof, or that are otherwise acceptable to the Bank in its sole discretion, (ii) loans, advances or investments made in accordance with Section 5.2 above, (iii) additional loans, advances or investments in or to Borrower’s subsidiaries in the ordinary course of business, (iv) investments made pursuant to a board-approved investment policy, or (v) loans or advances to and equity investments in third party entities, so long as the Borrower is in pro forma compliance with each of the financial covenants hereunder both before and after each such loan, advance or equity investment.

5.6.Merger, Consolidation, Transfer of Assets.  Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or a substantial part of its property, assets, operations or business, whether now owned or hereafter acquired; provided, however, that the Borrower may enter into mergers or acquisitions with, and sell, lease or transfer assets to third party entities so long as the Borrower is the surviving entity (as applicable) and the Borrower is in pro forma compliance with each of the financial covenants hereunder both before and after each such merger, consolidation, acquisition, sale, lease or transfer of assets.

5.7.Anti-Corruption Laws; Anti-Money Laundering Laws; International Trade Laws.  (I) Do any of the following, nor permit any of its directors, officers, employees, agents or affiliates acting on behalf of any Loan Party in connection with this Agreement, nor such Loan Party’s subsidiaries to (a) become a Sanctioned Person; (b) directly or indirectly provide, use, or make available the proceeds of any Loan hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person (including the Bank) of Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay any Loan with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property; nor (II) directly or indirectly provide, use, or make available the proceeds of any Loan hereunder to any such Loan Party’s subsidiaries that is not party to this Agreement.

5.8.Outbound Investment Rules.  (a) Be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, or (iii) any other activity that would cause the Bank to be in violation of the Outbound Investment Rules or cause the Bank to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

5.9.Double Negative Pledge.  Enter into any agreement with any Person, other than in connection with this Agreement, which prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any lien in favor of the Bank upon or with respect to any intellectual property of the Borrower, whether now owned or hereafter acquired or created.

6.Events of Default.  The occurrence of any of the following will be deemed to be an “Event of Default”:

6.1.Borrower shall fail to pay any principal, interest, fees or other amounts payable under any of the Loan Documents.

6.2.Any financial statement or certificate furnished to the Bank in connection with, or any representation or warranty made by the Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

6.3.Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 6), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

6.4.Any default in the payment or performance of any monetary obligation in excess of Five Million and 00/100 Dollars ($5,000,000.00), or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which the Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt for borrowed money in an amount greater than Five Million and 00/100 Dollars ($5,000,000.00).

6.5.Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (the “Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or the Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or the Borrower or any Third Party Obligor shall be adjudicated bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

6.6.The filing of a notice of judgment lien against Borrower in an amount of at least Five Million and 00/100 Dollars ($5,000,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier), which shall remain unsatisfied for sixty (60) days and is not discharged or stayed (whether through the posting of a bond or otherwise) within sixty (60) days; or the recording of any abstract of judgment against Borrower in an amount of at least Five Million and 00/100 Dollars ($5,000,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) and the same is not, within sixty (60) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise) in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower and the same is not, within sixty (60) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or the entry of one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Million and 00/100 Dollars ($5,000,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same is/are not, within sixty (60) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

6.7.The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

6.8.The occurrence of any Change in Control of the Borrower.

As used herein:

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) any Exchange Act Person (as hereinafter defined) becomes the Owner, directly or indirectly, of securities of the Borrower representing more than fifty percent (50%) of the combined voting power of Borrower’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of Borrower directly from Borrower, (B) on account of the acquisition of securities of Borrower by an investor, any affiliate thereof or any other Exchange Act Person that acquires Borrower’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for Borrower through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Borrower reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Borrower, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur; or (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Borrower and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Borrower immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving corporation, partnership, limited liability company or other entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving corporation, partnership, limited liability company or other entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Borrower immediately prior to such transaction.

“Exchange Act Person” means any natural person, corporation, partnership, limited liability company or other entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), except that “Exchange Act Person” shall not include (i) Borrower or any subsidiary of Borrower, (ii) any employee benefit plan of Borrower or any subsidiary of Borrower or any trustee or other fiduciary holding securities under an employee benefit plan of Borrower or any subsidiary of Borrower, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) a corporation, partnership, limited liability company or other entity Owned, directly or indirectly, by the stockholders of Borrower in substantially the same proportions as their Ownership of stock of Borrower; or (v) any natural person, corporation, partnership, limited liability company or other entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the date hereof, is the Owner, directly or indirectly, of securities of Borrower representing more than fifty percent (50%) of the combined voting power of Borrower’s then outstanding securities.

A person or corporation, partnership, limited liability company or other entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or corporation, partnership, limited liability company, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

7.  Remedies.  Upon the occurrence of any Event of Default: (i) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (ii) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (iii) Bank shall have all rights, powers and remedies available under the Note and each of the other Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

8.Conditions.

8.1.Conditions of Initial Extension of Credit.  The Bank’s obligation to make any advance under any Loan, or to issue any Letter of Credit, is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(i)No Event of Default.  No Event of Default or Default shall have occurred and be continuing.

(ii)Authorization Documents.  The Bank shall have received certified copies of resolutions of the board of directors, the general partners or the members or managers of any partnership, corporation or limited liability company that executes this Agreement, the Note or any of the other Loan Documents; or other proof of authorization satisfactory to the Bank, together with a certificate of incumbency of the Borrower and any such entity that executes any of the Loan Documents.

(iii)Receipt of Loan Documents.  The Bank shall have received the Loan Documents and such other instruments and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement, which may include an opinion of counsel in form and substance satisfactory to the Bank for any party executing any of the Loan Documents.

(iv)Fees.  The Bank shall have received all fees owing in respect of the Loan.

(v) Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(vi)Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of the Borrower or any Third Party Obligor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Third Party Obligor, if any.

(vii)Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with lender loss payable and/or additional insured endorsements in favor of Bank.

8.2.  Conditions of Each Extension of Credit.  The Bank’s obligation to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(i)Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and, except as disclosed to Bank or in the SEC Filings, on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Default or Event of Default shall have occurred and be continuing or shall exist.

(ii)Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

(iii)Letter of Credit Documentation.  Prior to the issuance of any Letter of Credit, Bank shall have received an application for such Letter of Credit, in form and substance acceptable to the Bank, and any other letter of credit documentation required by Bank, in each case completed and duly executed by Borrower.

(iv)No Material Adverse Change.  There shall not exist or have occurred any event or condition that impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

9.Fees; Expenses.  The Borrower agrees to reimburse the Bank, upon the execution of this Agreement, and thereafter on demand, all reasonable fees due and payable to the Bank hereunder and under the other Loan Documents and all actual out-of-pocket costs and expenses reasonably incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications or amendments thereto or renewals thereof, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including (i) reasonable fees and expenses of counsel (which may include costs of in-house counsel); (ii) all costs related to conducting UCC, title and other public record searches; (iii) fees for filing and recording documents in the public records to perfect the Bank’s liens and security interests; (iv) expenses for auditors, appraisers and environmental consultants; and (v) taxes.  The Borrower hereby authorizes and directs the Bank to charge Borrower's deposit account(s) with the Bank for any and all of the foregoing fees, costs and expenses.

10.Increased Costs.  On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred, any losses suffered or payments made by the Bank as a result of any Change in Law (hereinafter defined), imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets relative to the Loan.  “Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

11.Miscellaneous.

11.1.Notices.  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests or as otherwise provided in this Agreement) and will be effective upon receipt. Notices may be given in any manner to which the parties may agree.  Without limiting the foregoing, first-class mail, postage prepaid, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices.  In addition, the parties agree that Notices may be sent electronically to any electronic address provided by a party from time to time.  Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

11.2.Preservation of Rights; Waivers of Marshalling, Setoff, and Certain Other Rights.  No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power.  The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. In addition to the other waivers hereunder, the Borrower waives, to the extent permitted by applicable law, (i) any and all rights to require the Bank to marshal assets or collateral, to proceed first against, or realize on, any assets or collateral or other credit support before proceeding against or realizing on any other assets or collateral or other credit support, or to otherwise require the Bank to exercise rights or remedies in any particular sequence, in connection with any of the Obligations, and (ii) any and all rights, during the existence of an Event of Default, to set off or reduce the amount of the Obligations or any related deficiency against any obligations of the Bank, or on account of the value of any collateral or other credit support, or otherwise, whether any such rights described in this sentence are based on or asserted under any statutory provision, common law, equity or otherwise.

11.3.Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

11.4.Changes in Writing.  No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Notwithstanding the foregoing, the Bank may modify this Agreement or any of the other Loan Documents for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that the Bank shall send a copy of any such modification to the Borrower (which notice may be given by electronic mail).  No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

11.5.Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  The representations, warranties, covenants, and agreements in this Agreement regarding Anti-Corruption Laws, International Trade Laws and Anti-Money Laundering Laws will control to the extent of any inconsistency between any such provisions and any provision in any Note regarding such matters.

11.6.Counterparts.  This Agreement and any other Loan Document may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement or any other Loan Document by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement or any other Loan Document by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

11.7.Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.

11.8.Interpretation.  In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with the Applicable Accounting Standards.  If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

11.9.No Consequential Damages, Etc..  Neither party will be responsible for any consequential, incidental, special or punitive damages, that may be incurred or alleged by any person or entity as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

11.10.Assignments and Participations.  At any time, without any notice to the Borrower, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Loan.  The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any assignee of or participant in or any prospective assignee of or participant in all or any part of the Bank’s interest in the Loan.

11.11.USA PATRIOT Act Notice.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account.  What this means: when the Borrower opens an account, the Bank will ask for the business name, business address, taxpayer identifying number and other information or documentation that will allow the Bank to identify the Borrower, such as organizational documents. For some businesses and organizations, the Bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

11.12.Important Information about Phone Calls.  By providing telephone number(s) to the Bank, now or at any later time, the Borrower hereby authorizes the Bank and its affiliates and designees to contact the Borrower regarding the Borrower’s account(s) with the Bank or its affiliates, whether such accounts are Borrower’s individual accounts or business accounts for which Borrower is a contact, at such numbers using any means, including but not limited to placing calls using an automated dialing system to cell, VoIP or other wireless phone number, or by leaving prerecorded messages or sending text messages, even if charges may be incurred for the calls or text messages.  Borrower hereby consents that any phone call with the Bank may be monitored or recorded by the Bank.

11.13.Confidentiality.  In connection with the Obligations, this Agreement and the other Loan Documents, the Bank and the Borrower will be providing to each other, whether orally, in writing or in electronic format, nonpublic, confidential or proprietary information (collectively, “Confidential Information”).  Each of the Borrower and the Bank agrees (i) to hold the Confidential Information of the other in confidence; and (ii) not to disclose or permit any other person or entity access to the Confidential Information of the other party, except for disclosure or access (a) to a party’s affiliates and its or their employees, officers, directors, agents, representatives, (b) to other third parties that provide or may provide ancillary support relating to the Obligations, this Agreement and/or the other Loan Documents, (c) in connection with the exercise of any remedies or enforcement of rights under this Agreement or any action or proceeding relating to the Obligations, this Agreement and/or the other Loan Documents, (d) to its external or internal auditors or regulatory authorities, or (e) upon the order of a court or other governmental agency having jurisdiction over a party.  It is understood and agreed that the obligation to protect such Confidential Information shall be satisfied if the party receiving such Confidential Information utilizes the same control (but no less than reasonable) as it does to avoid disclosure of its own confidential and valuable information.  It is also understood and agreed that no information shall be within the protection of this Agreement where such information: (w) is or becomes publicly available through no fault of the party to whom such Confidential Information has been disclosed, (x) is released by the originating party to anyone without restriction, (y) is rightly obtained from third parties who are not, to such receiving party's knowledge, under an obligation of confidentiality, or (z) is required to be disclosed by subpoena or similar process of applicable law or regulations.

For the purposes of this Agreement, Confidential Information of a party shall include, without limitation, any financial information, scientific or technical information, design, process, procedure or improvement and all concepts, documentation, reports, data, data formats, specifications, computer software, source code, object code, user manuals, financial models, screen displays and formats, software, databases, inventions, knowhow, showhow and trade secrets, whether or not patentable or copyrightable, whether owned by a party or any third party, together with all memoranda, analyses, compilations, studies, notes, records, drawings, manuals or other documents or materials which contain or otherwise reflect any of the foregoing information.

Each of the Borrower and the Bank agrees to return to the other or destroy all Confidential Information of the other upon the termination of this Agreement; provided, however, each party may retain such limited information for customary archival and audit purposes only for reference with respect to prior dealings between the parties subject at all times to the continuing terms of this Section 11.13.

The Borrower agrees not to use the Bank's name or logo in any marketing, advertising or related materials, without the prior written consent of the Bank.  With the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), the Bank may use the Borrower’s name or logo in any marketing, advertising or related materials.

11.14.Sharing Information with Affiliates of the Bank. The Borrower acknowledges that from time to time other financial and banking services may be offered or provided to the Borrower or one or more of its subsidiaries and/or affiliates (in connection with this Agreement or otherwise) by the Bank or by one or more subsidiaries or affiliates of the Bank or of The PNC Financial Services Group, Inc., and the Borrower hereby authorizes the Bank to share any information delivered to the Bank by the Borrower and/or its subsidiaries and/or affiliates pursuant to this Agreement or any of the Loan Documents to any subsidiary or affiliate of the Bank and/or The PNC Financial Services Group, Inc., subject to any provisions of confidentiality in this Agreement or any other Loan Documents.

11.15.Electronic Signatures and Records. Notwithstanding any other provision herein, the Borrower agrees that this Agreement, the Loan Documents, any amendments thereto, and any other information, notice, signature card, agreement or authorization related thereto (each, a “Communication”) may, at the Bank’s option, be in the form of an electronic record.  Any Communication may, at the Bank’s option, be signed or executed using electronic signatures.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.

11.16.Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated above is located.  This Agreement will be interpreted and the rights and liabilities of the Bank and the Borrower determined in accordance with the laws of the state where the Bank’s office indicated above is located, excluding its conflict of laws rules, including without limitation the Electronic Transactions Act (or equivalent) in effect in the state where the Bank’s office indicated above is located (or, to the extent controlling, the laws of the United States Of America, including without limitation the Electronic Signatures in Global and National Commerce Act).  The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction.  The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

11.17Dispute Resolution.

(a)TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE OBLIGATIONS, OR ANY CLAIM, COUNTERCLAIM, OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. THE BANK IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE BORROWER.

(b)Notwithstanding the foregoing to the contrary, in the event that the jury trial waiver contained herein shall be held or deemed to be unenforceable, the Borrower hereby agrees that any controversy, dispute, or claim between the parties arising out of or relating to this Agreement (a “Dispute”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 of the California Code of Civil Procedure. The referee shall be a retired California state court judge selected by mutual written agreement of the parties. If the parties are unable to agree upon a referee within ten (10) calendar days after one party serves a written notice of its intent to commence a judicial reference proceeding on the other party, then the referee will be selected by the court in accordance with Section 640(b) of the California Code of Civil Procedure. The referee shall be appointed to sit as a temporary judge, with all of the powers of a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). The referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the California Code of Civil Procedure, the California Rules of Court, and the California Evidence Code, except as otherwise specifically agreed by the parties (including as set forth in this Agreement) and approved by the referee. The referee's statement of decision shall set forth findings of fact and conclusions of law. The referee's decision shall be entered as a judgment in the court in accordance with the provisions of Sections of 644 and 645 of the California Code of Civil Procedure, and shall be appealable in accordance with California law.

(c)Nothing in this Agreement shall be deemed to apply to or limit the Bank's right, during the existence of an Event of Default, to: (i) exercise self-help remedies such as (but not limited to) setoff; (ii) foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights; (iii) obtain from a court provisional or ancillary remedies (including, without limitation, injunctive relief, a writ of possession, prejudgment attachment, a protective order, or the appointment of a receiver); or (iv) pursue its rights against any person or entity in a third-party proceeding in any action brought against the Bank (including, without limitation, actions in bankruptcy court). Neither the exercise of any self-help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies, or the opposition to any such provisional remedies, shall constitute a waiver of the right of any party, including, without limitation, the claimant in any such action, to require submission to judicial reference the merits of the dispute occasioning resort to such remedies. No provision in this Agreement or any other document or agreement relating to the Obligations regarding submission to jurisdiction or venue in any court is intended to or shall be construed to be in derogation of the foregoing general judicial reference.

(d)The foregoing judicial reference procedure constitutes a full and complete waiver of the right to a trial by jury that the parties may otherwise have and this waiver and judicial reference procedure is a material consideration to each party hereto.

(e)If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired California state court judge, in accordance with Sections 1280 through 1294.2 of the California Code of Civil Procedure and the California Arbitration Act, each as amended from time to time, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Such arbitration shall be conducted in a mutually acceptable location.  Except as expressly set forth below, the procedures specified herein shall be the sole and exclusive procedures for the resolution of Disputes; provided, however, that the Borrower or the Bank may seek provisional or ancillary remedies, such as preliminary injunctive relief, from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding.  The institution and maintenance of any action for such judicial relief, or pursuit of provisional or ancillary remedies, shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration.  Nothing herein shall in any way limit or modify any remedies available to the Bank under this Agreement or otherwise at law or in equity. In addition:

(i)Motion Practice.  In any arbitration hereunder, the arbitrator(s) shall decide any pre-hearing motions which are substantially similar to pre-hearing motions to dismiss for failure to state a claim or motions for summary adjudication.

(ii)Discovery.  Discovery shall be limited to the pre-hearing exchange of all documents which the Borrower and the Bank intend to introduce at the hearing and any expert reports prepared by any expert who will testify at the hearing.

(iii)Sequential Hearing Days.  At the administrative conference conducted by the arbitrator(s), the Borrower and the Bank and the arbitrator(s) shall determine how to ensure that the hearing is started and completed on sequential hearing days.  Potential arbitrators shall be informed of the anticipated length of the hearing and they shall not be subject to appointment unless they agree to abide by the parties’ intent that, absent exigent circumstances, the hearing shall be conducted on sequential days.

(iv)Award.  The award of the arbitrator(s) shall be accompanied by a statement of the reasons upon which such award is based.

(f)The Borrower and the Bank shall each bear equally all fees and costs and expenses of the arbitration, and each  shall bear its own legal fees and expenses and the costs of its experts and witnesses; provided, however, that if the arbitration panel shall award to a party substantially all relief sought by such party, then, notwithstanding any applicable governing law provisions, the other party shall pay all costs, fees and expenses incurred by the prevailing party and such costs, fees and expenses shall be included in such award.

(g)The entire procedure shall be confidential and none of the parties nor arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the written consent of all parties to the Dispute, except (i) to the extent disclosure is required to enforce any applicable arbitration award or may otherwise be required by law and (ii) that either party may make such disclosures to its regulators, auditors, accountants, attorneys and insurance representatives.  No conduct, statements, promises, offers, views, or opinions of any party involved in an arbitration hereunder shall be discoverable or admissible for any purposes in litigation or other proceedings involving the parties to the Dispute and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative for any of such parties.

(h)CLASS ACTION WAIVER.  THE BORROWER HEREBY WAIVES, WITH RESPECT TO ANY DISPUTE: (I) THE RIGHT TO PARTICIPATE IN A CLASS ACTION, PRIVATE ATTORNEY GENERAL ACTION OR OTHER REPRESENTATIVE ACTION IN COURT OR IN ARBITRATION, EITHER AS A CLASS REPRESENTATIVE OR CLASS MEMBER; AND (II) THE RIGHT TO JOIN OR CONSOLIDATE CLAIMS WITH CLAIMS OF ANY OTHER PERSON.  The foregoing waiver is referred to herein as the “class action waiver”.  The Bank and the Borrower agree that no arbitrator shall have authority to conduct any arbitration in violation of the class action waiver or to issue any relief that applies to any person or entity other than the Borrower and/or the Bank individually.  The parties acknowledge that this class action waiver is material and essential to the arbitration of any claims and is non-severable from this Dispute Resolution section.  If the class action waiver is voided, found unenforceable, or limited with respect to any claim for which the Borrower seeks class-wide relief, then this Dispute Resolution section (except for this sentence) shall be null and void with respect to such claim, subject to the right to appeal the limitation or invalidation of the class action waiver.  However, this Dispute Resolution section shall remain valid with respect to all other claims and Disputes.  The parties acknowledge and agree that under no circumstances will a class action be arbitrated.

The Borrower acknowledges that it has read and understands all the provisions of this Agreement, including the alternative dispute resolution (arbitration) and class action waiver provisions, and has been advised by counsel as necessary or appropriate.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

WITNESS the due execution hereof as a document under seal, as of the date first written above.

POWER INTEGRATIONS, INC.

By: /s/ NANCY ERBA
(SEAL)
Name: Nancy Erba
Title: Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION

By: /s/ JACK DICANIO
(SEAL)
Name: Jack DiCanio
Title: Vice President

ADDENDUM

ADDENDUM to that certain Loan Agreement, dated as of February 24, 2026, between POWER INTEGRATIONS, INC., a Delaware corporation, as the Borrower and PNC BANK, NATIONAL ASSOCIATION, as the Bank (the “Agreement”). Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement. Section numbers below refer to the sections of the Agreement. This Addendum is incorporated into and made a part of the Agreement. All references in the Agreement and this Addendum to the “Agreement” shall include both the Agreement and this Addendum.

3.6.Title to Assets. Describe additional liens and encumbrances below:

None.

3.8.Litigation. Describe pending and threatened litigation, investigations, proceedings, etc. below:

●	On December 18, 2019, CogniPower LLC (“CogniPower”) filed a complaint against a customer of the Borrower, in the United States District Court for the District of Delaware (the “Court”) for infringement of two patents; the Borrower thereafter intervened and sought a declaration of non-infringement with respect to use of the Borrower’s products. Following a trial in August 2025, the Borrower successfully obtained verdicts of noninfringement and invalidity of all asserted claims, and as part of the noninfringement verdict, the jury found that no products incorporating the Borrower’s InnoSwitch products met the specific requirements of CogniPower’s asserted claims. The Court thereafter entered judgment in favor of the Borrower. Briefing on post-trial motions is complete, with rulings expected in the coming months. On January 16, 2025, CogniPower filed a follow-on complaint against the same customer asserting the same two patents in the United States District Court for the District of Delaware, but no schedule has been set for the follow-on case. The Borrower believes it has strong claims and defenses with respect to all of CogniPower’s asserted patents and intends to vigorously defend itself against CogniPower’s claims against the Borrower’s technology, with appeals to follow if necessary.
●	On May 11, 2022, a former employee of the Borrower filed a first amended complaint in the Superior Court of California, County of Santa Clara alleging several violations of the Fair Employment and Housing Act. The complaint named the Borrower and one of its vice presidents and alleged, among other things, that the former employee was discriminated against and harassed based on age and disability, was retaliated against, and was wrongfully terminated in violation of public policy. Two of the plaintiff’s claims were dismissed with prejudice in response to the Borrower’s demurrer motions. Prior to trial, the plaintiff dismissed with prejudice the claims against the Borrower’s vice president and the claim of wrongful termination in violation of public policy. In June 2025, the remaining claims in the matter were tried before a jury. The jury reached a verdict and ruled in favor of the Borrower on the claims of age and disability discrimination and harassment based on age. The jury ruled in favor of the plaintiff and against the Borrower on the claims of harassment based on disability and retaliation and awarded compensatory damages of $3.2 million and punitive damages of $6.0 million. In the quarter ending June 30, 2025, the Borrower recognized a charge in the amount of $9.2 million in other operating expenses on the condensed consolidated statements of income. In the quarter ended September 30, 2025, the Borrower recognized in other operating expenses on the consolidated statements of income an additional $0.7 million related to plaintiff attorney fees and related costs. The plaintiff had filed claims for attorney fees and other costs totaling $5.9 million; the Borrower was thus potentially exposed to an additional $5.2 million in expenses related to this matter. On December 9, 2025, the court issued orders on the parties’ motions on attorneys’ fees and costs, awarding claims for attorney fees and other costs totaling $2.1 million. As a result, in the quarter ended December 31, 2025, the Borrower recognized in other operating expenses on the consolidated statements of income an additional $1.4 million to reflect the court determination of plaintiff attorney fees and related costs. The Borrower disagrees with the jury’s verdicts and court’s orders against the Company and has appealed the judgement.

3.12.	Environmental Matters. Describe pending or threatened litigation or proceeding arising under, relating to or in connection with any Environmental Law below:

None.

CONTINUATION OF ADDENDUM

4.2.Financial Reporting Requirements.

1.Borrower’s Financial Reporting.

(a)Interim Financial Statements.  Within forty-five (45) days after the end of each quarter, the Borrower’s Financial Statements for such period, in reasonable detail, certified by an authorized officer of the Borrower and prepared in accordance with the Applicable Accounting Standards, consistently applied from period to period.

(b)Annual Financial Statements.  Within one hundred twenty (120) days after the end of each fiscal year, the Borrower’s annual Financial Statements. The Financial Statements will be prepared on an audited basis in accordance with the Applicable Accounting Standards by an independent certified public accountant selected by the Borrower and satisfactory to the Bank.  Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant and all accountant examinations shall have been made in accordance with the Applicable Accounting Standards consistently applied from period to period.

2.Compliance Certificate.  Together with each of the interim and annual Financial Statements required to be delivered for the Borrower under this Agreement, a certificate, certifying compliance with all applicable financial covenants (containing detailed calculations of such financial covenants) for the period then ended, whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take with respect to such Event of Default.  Such certificate shall be duly executed by either the Chief Financial Officer, another responsible senior financial officer, or an authorized officer of the Borrower.

CONTINUATION OF ADDENDUM

4.9.Financial Covenants.

(1)The Borrower will maintain at all times a Minimum Liquidity of at least Fifty Million and 00/100 Dollars ($50,000,000.00), measured on a consolidated basis at each fiscal quarter end.

(2)The Borrower will maintain at all times a ratio of Funded Debt to Adjusted EBITDA of less than 2.00 to 1.00, measured as of each fiscal quarter end and determined on a rolling four-quarter basis.

As used herein:

“Adjusted EBITDA” means, for any period, with respect to the Borrower and its subsidiaries, Consolidated Net Income (as defined below), minus without duplication and to the extent included in determining such Consolidated Net Income, extraordinary or other non-recurring non-cash gains and interest income plus, without duplication and to the extent excluded in determining such Consolidated Net Income, (i) extraordinary or other non-recurring non-cash losses, including any non-cash charges for stock-based compensation expenses and impairment of intangibles, (ii) consolidated interest expense, (iii) income taxes, (iv) depreciation and amortization, (v) amortization of acquired inventory write-up to fair market value in accordance with the Applicable Accounting Standards, and (vi) expenses incurred in connection with certain one-time events as may in the future occur, subject to the mutual agreement of the Borrower and Bank, in each case for such period, as determined in accordance with the Applicable Accounting Standards.

“Consolidated Net Income” means, for any specified period, the net income or loss of the Borrower and its subsidiaries determined for such period on a consolidated basis in accordance with the Applicable Accounting Standards.

“Funded Debt” means, as of any date of determination, with respect to the Borrower and its subsidiaries on a consolidated basis, determined in accordance with the Applicable Accounting Standards, the outstanding principal amount of all indebtedness owing by Borrower and its subsidiaries, whether current or long-term, including, without limitation, the obligations under this Agreement and all obligations evidenced by notes, loan agreements or other similar instruments, bonds, debentures, reimbursement agreements, bankers’ acceptances, bank guaranties, capital leases, synthetic leases, surety bonds and similar instruments and the maximum drawing amount of all standby and commercial letters of credit outstanding (other than any standby or commercial letters of credit to the extent that they are cash collateralized).

If, at any time, any change in the Applicable Accounting Standards would affect the definition of Funded Debt and either Borrower or Bank shall so request, Bank and Borrower shall negotiate in good faith to amend such ratio or requirements to preserve the original intent thereof in light of such change in the Applicable Accounting Standards; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with the Applicable Accounting Standards prior to such change therein and (ii) Borrower shall provide to Bank the financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in the Applicable Accounting Standards.

“Minimum Liquidity” means, as of any date of determination, with respect to the Borrower and its subsidiaries on a consolidated basis, determined in accordance with the Applicable Accounting Standards, the sum of unrestricted cash and unrestricted short-term and long-term marketable securities.

All of the above financial covenants shall be computed and determined in accordance with the Applicable Accounting Standards applied on a consistent basis (subject to normal year-end adjustments).